Exhibit 4.c

EXECUTION COPY

POLARIS INDUSTRIES INC.

FIRST AMENDMENT TO

MASTER NOTE PURCHASE AGREEMENT

$25,000,000 3.81% Senior Notes, Series 2011, Tranche A, due May 2, 2018

$75,000,000 4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021

Dated as of August 18, 2011

To the Holders of the Senior Notes

      of Polaris Industries Inc.

      Named in the Attached Schedule I

Ladies and Gentlemen:

Reference is made to the Master Note Purchase Agreement dated as of December 13, 2010, (the “Note Agreement”) between Polaris Industries Inc., a Minnesota corporation (the “Company”), and you pursuant to which the Company issued $100,000,000 aggregate principal amount of its Senior Notes, consisting of (i) $25,000,000 aggregate principal amount of its 3.81% Senior Notes, Series 2011, Tranche A, due May 2, 2018 and (ii) $75,000,000 aggregate principal amount of its 4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021 (collectively, the “Notes”). You are referred to herein individually as a “Holder” and collectively as the “Holders.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Note Agreement, as amended by this First Amendment to Note Purchase Agreement (this “First Amendment”).

The Company is entering into a new Credit Agreement that provides, among other things, for the pledge of 65% of Equity Interests of certain Subsidiaries organized under the laws of jurisdictions not located in the United States of America. Section 10.4 of the Note Agreement requires that the Holders share equally and ratably in such pledge and the Company has requested that the Note Agreement be amended to accommodate such pledge and sharing, and the execution and delivery of an Intercreditor and Collateral Agency Agreement in connection therewith. The Company also is adding additional Subsidiaries as guarantors under the Credit Agreement and, as required by Section 9.7(a) of the Note Agreement, will concurrently therewith cause such Subsidiaries to execute and deliver a joinder to the Subsidiary Guaranty.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

1.	AMENDMENT OF NOTE AGREEMENT

1.1 Amendment of Section 10.4. Section 10.4 of the Note Agreement is amended by deleting the word “and” at the end of Section 10.4(k) and replacing Section 10.4(l) with the following:

“(l) Liens securing the Notes and Indebtedness under the Credit Agreement, equally and ratably, as contemplated and required by the last paragraph of Section 10.4; and

(m) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (l) above, provided that Priority Debt does not at any time exceed 20% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter of the Company.”

1.2 Amendment of Section 11. Section 11(j) of the Note Agreement is amended to read in its entirety as follows:

“(j) the Subsidiary Guaranty, any Pledge Agreement or the Intercreditor Agreement ceases to be in full force and effect (except as provided in Section 9.7(b)) for any reason, including by reason of (A) its being declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or (B) the validity or enforceability thereof being contested by any of the Company, any Subsidiary Guarantor or any Pledgor or any of them renouncing any of the same or denying that it has any or further liability thereunder.”

1.3 Schedule B — Definitions.

(a) The following definitions in Schedule B are amended to read in their entirety as follows.:

“Credit Agreement” means the Credit Agreement dated as of August 18, 2011 among the Company, one or more of its Foreign Subsidiaries, the lenders identified therein, U.S. Bank National Association, as administrative agent, U.S. Bank National Association, as lead arranger and lead book runner, and RBC Capital Markets and Wells Fargo Securities, LLC, as joint lead arrangers, joint book runners and syndication agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, as documentation agent, as such agreement may be further amended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) outstanding unsecured Indebtedness of Subsidiaries that are not Subsidiary Guarantors or Foreign Borrowers under the Credit Agreement, and (b) Indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by Sections 10.4(a) through (l).”

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(b) The following new definitions are added to Schedule B, in the appropriate alphabetical order:

“Foreign Borrower” means any Foreign Subsidiary designated as a Foreign Borrower pursuant to and in accordance with the terms of the Credit Agreement.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States of America.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of August 18, 2011 by and between the U.S. Bank National Association, as Administrative Agent under the Credit Agreement, U.S. Bank National Association as Collateral Agent and each holder of Notes party thereto.

“Lenders” means the lending institutions identified as such in the Credit Agreement and their successors and assigns.

“Pledge Agreement” means an agreement, however called, to effect the pledge of Equity Interests of a Pledged Subsidiary for the equal and ratable benefit of the Lenders and the holders of Notes.

“Pledged Subsidiary” means a Foreign Subsidiary of the Company (i) with respect to which 65% of the Equity Interests of such Foreign Subsidiary has been pledged to the Collateral Agent pursuant to a Pledge Agreement for the equal and ratable benefit of the Lenders and the holders of Notes or (ii) which is a Wholly-Owned Subsidiary of a Pledged Subsidiary.

“Pledgor” means the Company or any Subsidiary of the Company that enters into a Pledge Agreement.”

2.	REPRESENTATIONS AND WARRANTIES

To induce the Holders to execute and deliver this First Amendment, the Company represents and warrants to the Holders that:

2.1 Authorization, etc. This First Amendment has been duly authorized, executed and delivered by the Company, and this First Amendment and the Note Purchase Agreement, as amended by this First Amendment, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.2 No Default. Before and after giving effect to this First Amendment and to the transactions contemplated hereby, (i) no Default or Event of Default has occurred and is continuing and (ii) no event has occurred and no condition exists that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

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2.3 Section 5 of Note Agreement. The Company represents and warrants that the representations and warranties contained in Section 5 of the Note Agreement are true and correct as of the date hereof, except (a) to the extent that any of such representations and warranties specifically relate to an earlier date, (b) for such changes, facts, transactions and occurrences that have arisen since May 2, 2011 in the ordinary course of business, and (c) for other changes that could not reasonably be expected to have a Material Adverse Effect.

3.	EFFECTIVE DATE

This First Amendment shall be deemed to have been effective as of the date set forth above upon the satisfaction of the following conditions:

3.1 Consent of Required Holders to First Amendment. The Required Holders shall have executed this First Amendment and the Holders shall have received a counterpart of this First Amendment duly executed by the Company.

3.2 Acknowledgment of Subsidiary Guarantors. Each Subsidiary Guarantor shall have acknowledged this Amendment by executing the signature page hereto.

3.3 Credit Agreement. The Holders shall have received a copy of a fully executed counterpart of the Credit Agreement.

3.4 Intercreditor Agreement; Pledge Agreement. Each Holder shall have executed a counterpart of the Intercreditor Agreement and shall have received a fully executed counterpart thereof.

3.5 Joinder to Subsidiary Guaranty; etc. Each Subsidiary named in the signature page thereto shall have executed and delivered a joinder to the Subsidiary Guaranty in substantially the form attached hereto as Exhibit A and each Holder shall have received an executed counterpart thereof and a signed original of the opinion of counsel required by Section 9.7(a)(iii) of the Note Agreement, together with copies of the documents specified in Section 9.7(a)(ii) of the Note Agreement for each such Subsidiary.

3.6 Expenses. The Company shall have paid all fees and expenses of Foley & Lardner LLP, special counsel to the Holders.

4.	MISCELLANEOUS

4.1 Ratification. Except as amended hereby, the Note Agreement, including the representations and warranties contained therein, shall remain in full force and effect and is ratified, approved and confirmed in all respects as of the date hereof.

4.2 Reference to and Effect on the Note Amendment. Upon the effectiveness of this First Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

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4.3 Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

4.4 Governing Law. This First Amendment shall be governed by and construed in accordance with New York law.

4.5 Counterparts; Facsimile. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument. Further, this First Amendment may be executed by facsimile signatures and such facsimile signatures shall be deemed to be the original signatures of the parties.

4.6 Pledge Agreement. Promptly following the execution and delivery thereof, the Company will provide each Holder with a copy of the executed Pledge Agreement.

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IN WITNESS WHEREOF, the Company and the Holders have caused this First Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

POLARIS INDUSTRIES INC.

By:	/s/Michael W. Malone
Name: Michael W. Malone Title: Vice President – Finance and
Chief Financial Officer

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE REINSURANCE COMPANY OF VERMONT

by Metropolitan Life Insurance Company, its Investment Manager

METLIFE INVESTORS USA INSURANCE COMPANY

by Metropolitan Life Insurance Company, its Investment Manager

MISSOURI REINSURANCE (BARBADOS), INC.

by Metropolitan Life Insurance Company, its Investment Manager

By:	/s/Judith A. Gullota
Name: Judith A. Gullota Title: Managing Director

ING LIFE INSURANCE AND ANNUITY COMPANY

ING USA ANNUITY AND LIFE INSURANCE COMPANY

RELIASTAR LIFE INSURANCE COMPANY

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: ING Investment Management LLC, as Agent

By:	/s/ Paul Aronson
Name: Paul Aronson Title: Senior Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/William Engelking
Name: William Engelking Title: Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/William Engelking
Name: William Engelking Title: Vice President

FORETHOUGHT LIFE INSURANCE COMPANY
By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/William Engelking
Name: William Engelking Title: Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/William Engelking
Name: William Engelking Title: Vice President

BCBSM, INC. DBA BLUE CROSS AND BLUE SHIELD OF MINNESOTA

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/William Engelking
Name: William Engelking Title: Vice President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Babson Capital Management LLC as Investment Adviser

By: /s/Elisabeth A. Perenick

Name: Elisabeth A. Perenick

Title:   Managing Director

THE TRAVELERS INDEMNITY COMPANY

By: /s/Annette M. Masterson

Name: Annette M. Masterson

Title:   Vice President

Each of the undersigned Subsidiary Guarantors acknowledges the foregoing First Amendment.

POLARIS ACCEPTANCE INC. POLARIS SALES INC. POLARIS DIRECT INC. POLARIS INDUSTRIES INC. POLARIS INDUSTRIES MANUFACTURING LLC POLARIS INSURANCE SERVICES LLC INDIAN MOTORCYCLE COMPANY

By:	/s/Michael W. Malone
Name: Michael W. Malone Title: Vice President – Finance, CFO & Treasurer

POLARIS SALES EUROPE INC.

By:	/s/Michael W. Malone
Name: Mike Malone Title: Vice President and Treasurer

INDIAN MOTORCYCLE INTERNATIONAL, LLC INDIAN MOTORCYCLE USA LLC

By:	/s/Michael W. Malone
Name: Michael W. Malone Title: Vice President – Finance, Chief Financial Officer and Treasurer

SCHEDULE I

3.81% Senior Notes, Series 2011, Tranche A, due May 2, 2018:

Holder	Note	Amount
Metropolitan Life Insurance Company	AR-1	$2,000,000
Missouri Reinsurance (Barbados), Inc.	AR-2	$3,000,000
MetLife Reinsurance Company of Vermont	AR-3	$5,000,000
ING USA Annuity and Life Insurance Company	AR-4	$5,100,000
ING Life Insurance and Annuity Company	AR-5	$2,000,000
Reliastar Life Insurance Company	AR-6	$2,800,000
Reliastar Life Insurance Company of New York	AR-7	$100,000
The Travelers Indemnity Company	AR-8	$5,000,000

4.60% Senior Notes, Series 2011, Tranche B, due May 3, 2021:

Holder	Note	Amount
Metropolitan Life Insurance Company	BR-1	$12,000,000
MetLife Investors USA Insurance Company	BR-2	$4,000,000
ING USA Annuity and Life Insurance Company	BR-3	$8,200,000
ING Life Insurance and Annuity Company	BR-4	$3,200,000
Reliastar Life Insurance Company	BR-5	$4,500,000
Reliastar Life Insurance Company of New York	BR-6	$100,000
The Prudential Insurance Company of America	BR-7	$2,300,000
Gibraltar Life Insurance Co., Ltd.	BR-8	$11,200,000
Forethought Life Insurance Company	BR-9	$5,000,000
MTL Insurance Company	BR-10	$3,000,000
BCBSM, Inc. dba Blue Cross and Blue Shield of Minnesota	BR-11	$1,500,000
Massachusetts Mutual Life Insurance Company	BR-12	$20,000,000

Schedule I

EXHIBIT A

FORM OF JOINDER TO SUBSIDIARY GUARANTY

Each of the undersigned (each a “Guarantor”), joins in the Subsidiary Guaranty dated as of May 2, 2011 from the Guarantors named therein in favor of the Holders, as defined therein, and agrees to be bound by all of the terms thereof and represents and warrants to the Holders that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b) this Guaranty has been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) on the part of such Guarantor and upon execution and delivery hereof will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance by such Guarantor of this Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any agreement, or corporate charter or by-laws, to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or (iii) violate any provisions of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor;

(d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority is required in connection with the execution, delivery, performance of this Joinder;

(e) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or any of its properties or revenues (i) with respect to this Joinder, the Subsidiary Guaranty or any of the transactions contemplated hereby or thereby or (ii) that could reasonably be expected to have a Material Adverse Effect;

Exhibit A

(f) after giving effect to the transactions contemplated herein, (i) the present value of the assets of such Guarantor, at a fair valuation, is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) the property remaining in the hands of such Guarantor is not an unreasonably small capital, and (iii) such Guarantor is able to pay its debts as they mature; and

(g) after giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, such Guarantor has received fair consideration and reasonably equivalent value for the incurrence of its obligations hereunder or as contemplated hereunder.

Capitalized terms used but not defined herein have the meanings ascribed in the Subsidiary Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to Subsidiary Guaranty to be duly executed as of                    ,                    .

INDIAN MOTORCYCLE COMPANY

By:
Name: Michael W. Malone Title: Vice President – Finance, CFO and Treasurer

INDIAN MOTORCYCLE INTERNATIONAL, LLC INDIAN MOTORCYCLE USA LLC

By:
Name: Michael W. Malone Title: Vice President – Finance, Chief Financial Officer and Treasurer

Exhibit A